Exhibit 2.1
                                    AGREEMENT



         THIS AGREEMENT is made as of December 15, 2000, by and among Dick Simon Trucking, Inc., a Utah corporation ("Simon"); Westway Express,
Inc., an Indiana corporation (the "Company"); WesternWay Holdings Co., a Colorado corporation, the Company's sole shareholder ("Shareholder"); and Jerry
D. McMorris ("McMorris").

                                    RECITALS

         The Company is a trucking company and the owner of certain assets. The Company has determined not to continue in the trucking business. The Company proposes to sell and Simon proposes to acquire only a limited portion of the Company's assets. Simon will integrate the portion of the Company's assets it is acquiring into its own trucking operations to facilitate the expansion of its business. Simon is expressly not assuming any pre-closing liabilities of the Company, Shareholder, or any Affiliate (as hereinafter defined) with regard to such acquisition of assets. The parties desire to reduce their agreement to writing and make certain other agreements as set forth herein.

         McMorris is joining as a party to this Agreement solely in connection with the provisions of Sections 1.7, 3, 5.5, 5.6, 6, 7.1, 7.6, 8.2.4, 9, 10, 11,
and 12 below, and shall not be deemed to be a party to the Agreement for any other purpose.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, and warranties herein contained, and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:

                                      TERMS

         1.       Purchase and Condition of Assets; Lease of Property.
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                  1.1 Purchase of Specific Assets.  At the Closing,  the Company
         shall sell to Simon and Simon shall purchase for the price set forth on Exhibit A attached hereto (the "Purchase Price"), the assets listed on Exhibit A (collectively, the "Transferred Assets") free and clear of all liens, claims, encumbrances, security interests, and impairments of title of any kind or nature ("Liens"), except for Liens to be retired pursuant to Section 1.1(i) hereof. Simon shall deliver the Purchase Price, by certified funds or wire transfer of immediately available funds, as follows: (i) the amount required to retire all obligations and remove all Liens relating to the Transferred Assets (the "Payoff Amount") shall be paid to the respective holders, as set forth in the Payoff Letters, as defined in Section 7.4, (ii) the balance of the Purchase Price, if any, shall be delivered to the Company at the
         Closing, and (iii) the amount of the useable portion of any prepaid licenses and permits on the Transferred Assets, Leased Equipment, and Subleased Equipment as of the Closing being added to the Purchase Price and delivered to the Company at the Closing ((ii) and (iii) being referred to as the "Cash Purchase Price" (with the portion of any prepaid license or permit later determined to be invalidly transferred being refunded by the Company to Simon and subject to set-off if not refunded). The parties agree that the Purchase Price, the Recruitment
         Assistance   Fee  and  all  other  costs  that  are  capable  of  being capitalized shall be allocated among the Transferred Assets as set forth on IRS Form 8594 attached hereto as Exhibit B.

                  1.2 Recruitment Assistance Fee Payment; Driver Retention. Simon shall pay to the Company for its services in assisting with Simon's hiring of the Company's drivers the following amounts (the "Recruitment Assistance Fee Payment"):

                           1.2.1    At   the   Closing,  $1,000,000   shall   be
                  delivered; and

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                           1.2.2 On March 1, June 1,  September 1, 2001, and the
                  day immediately preceding the first anniversary of the date of this Agreement, $325,000 shall be delivered to the Company on each such date.

             If within the thirty days following the Closing fewer than 400 employee and independent contractor drivers fail to qualify for and accept employment or an independent contractor contract with Simon on at least the same compensation and benefits package as provided by the Company, considering the package as a whole, the Recruitment Assistance Fee Payment (starting with the first remittance on March 1, 2001, and continuing in the order such payments become due) shall be reduced by $2,500 multiplied by the number of such drivers is less than 400. Such amount will be eligible for set-off under
          Section   10.9 hereof.

                  1.3 Inspection. For the period commencing with the execution of this Agreement and continuing through Closing, the Company shall use its best efforts to direct all tractors and trailers included in the Subleased and Leased Equipment to a Company terminal at which a Simon representative and a Company representative are present to inspect the condition of such assets. Prior to Closing, the parties shall inspect the Transferred Assets to verify they are in good repair and condition, ordinary wear and tear excepted. The parties shall use their reasonable best efforts to conduct such inspections within two (2) weeks from the date of this Agreement.

                  1.4 Condition of Subleased and Leased Equipment. With respect to trailers included in the Subleased Equipment, any damage to such trailers shall be photographed by Simon and deviations from turn-in condition recorded in a written exception report. The Company, at its expense, shall promptly repair any trailers included in the Subleased Equipment that are not roadworthy and operable, or, at its option, delete such unit from the Subleased Equipment, and the sublease payment shall be reduced by the amount allocable to such deleted equipment. Simon shall return all Subleased Equipment to the location specified in the underlying lease at the end of the underlying lease relating to the Subleased Equipment (i) in substantially the same condition as when received, reasonable wear and tear excepted, or (ii) promptly remit to the Company the amount necessary to bring such trailers into the required condition, taking into account the condition of the trailers as set forth in the photographs and written exception report. With respect to tractors included in the Leased Equipment, such tractors at Closing must be in good repair and condition and satisfy the turn-in requirements under the underlying lease, pro-rated, with respect to mileage, for the period of the lease that has expired. If any tractor does not meet these conditions, the Company, at its expense, shall repair such tractor to bring it into the required condition before Closing or, at the Company's option, (i) retain such equipment and, such equipment shall be excluded from the Leased Equipment, or (ii) the Recruitment Assistance Fee Payment or the Purchase Price shall be reduced by the amount mutually determined by Simon and the Company as necessary to bring such equipment into the required condition or if the parties cannot agree, such amount will be determined by a third party repair or body shop.

                  1.5 Condition of Transferred Assets. If Simon and the Company have determined that the Transferred Assets are not in good repair and condition, ordinary wear and tear excepted, the Purchase Price payable at Closing shall be reduced by the amount agreed to by Simon and the Company. In the absence of agreement, the asset shall be deleted from the Transferred Assets and the Purchase Price shall be reduced by the amount allocable to such equipment. Except as set forth herein, the Transferred Assets are comprised of used assets and are sold as is where is, with no warranties or representations either expressed or implied as to the condition or fitness of the Transferred Assets for their intended use. Each of the Transferred Assets is owned by the Company free and clear of all Liens other than Liens represented by Payoff Letters (as hereinafter defined).

                  1.6 Sales or Use Tax. Simon shall be responsible for and pay any and all applicable sales or use taxes arising from the purchases under this Agreement and shall indemnify, defend, and hold the Company and Shareholder harmless from any claim or liability arising in relation thereto as provided in Section 10.4 hereof.

                  1.7 Customer Lists. Simon understands that any existing customers of the Company may or may not do business with Simon after the Closing, as determined solely by each such customer. No representations or warranties are made regarding the retention of such customers by Simon or the manner or volume of use of Simon, if any, by such customers; provided,
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    the Company,  Shareholder,  and  McMorris  shall use their  reasonable  best efforts to cause such customers to use the services of Simon.

                  1.8 Risk of Loss.  Subject to Section 9.1 and  notwithstanding
         Section 1.3, 1.4, or 1.5, the Company shall bear the risk of loss and repair to the Transferred Assets, Leased Equipment and Subleased Equipment prior to the Closing, including the cost of repair for material damage or restoration to operating condition where such material damage or cessation of operation occurs prior to the Closing; provided however, in lieu of repair or restoration, at Simon's option it may (i) require the Company to, and the Company shall, assign to Simon proceeds of any insurance claim which are deemed adequate by Simon to repair or restore the damage, and Simon shall accept the damaged equipment, (ii) in the case of Transferred Assets, reject, and the Company shall retain the damaged equipment together with any insurance claims and reduce the Purchase Price by the amount of the Purchase Price allocable to such Transferred Assets, or (iii) in the case of Leased Equipment or Subleased Equipment, reject, and the Company shall retain the damaged equipment and such equipment shall not be the subject of any lease or sublease. If such equipment is retained by the Company, the Company will indemnify, defend, and hold Simon harmless from any lease obligations with respect to such damaged equipment as provided in Section 10.2 hereof. Subject to Section 9.1, Simon shall bear the risk of loss to the Transferred Assets, Subleased Equipment, and Leased Equipment after the Closing.

                  1.9 Albuquerque Lease. Simon shall lease the property owned by the Company in Albuquerque, New Mexico through June 30, 2001, at a monthly rental of $12,500, with Simon to pay utilities, taxes, insurance, and upkeep arising in the ordinary course of business, pursuant to the lease attached as Exhibit C (the "Lease"). The Lease shall provide Simon with a right of first refusal on any sale of the subject property during the term, or prior to the expiration, of the Lease.

         2. Representations of the Company and Shareholder. The Company and Shareholder, jointly and severally, represent and warrant the following:

                  2.1 Corporate Approvals. The Company is a duly formed, validly existing Indiana corporation, with full power and authority to enter into this Agreement by and through the officer executing his name hereto, and any corporate approvals required will have been obtained at or prior to the Closing, including, but not limited to, requisite approvals of the Board of Directors and of the Company and the Shareholder.

                  2.2 Authorizations. At and as of the Closing, all corporate, governmental, and other actions (other than those to be taken by Simon) will have been duly taken to approve and authorize the execution and delivery of this Agreement, the transfer of the Transferred Assets at the Closing, the assignment of the Assigned Equipment Leases and the Assigned Real Estate Leases, the sublease of the Subleased Equipment, the performance and consummation by the Company and Shareholder of the transactions contemplated herein, and the execution and delivery of all documents required hereunder and incidental hereto. As of the Closing the Company and Shareholder will have obtained all consents of third parties required to transfer the Transferred Assets, assign the Assigned Equipment Leases and the Assigned Real Estate Leases, sublease the Subleased Equipment, and taken the other actions required of the Company and Shareholder under this Agreement. Except as listed on the Disclosure Schedule attached as Exhibit D (the "Disclosure Schedule"), the execution, delivery, and performance of this Agreement by the Company and Shareholder will not result in violation of, or a default under, any agreement, charter document, or other obligation to which either is a party or by which either may be bound. This Agreement constitutes the valid and binding obligation of the Company and Shareholder and is enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such approval of regulatory agencies and other governmental authorities having authority over the Company or Shareholder as may be required by statute or regulation.

                  2.3 Financial Statements. The Company, not later than five (5) days preceding the Closing, will have delivered to Simon copies of its balance sheet and the related statements of earnings and retained earnings and of changes in financial position at and for the periods ended December 31, 1998 (audited), and 1999 (audited), and September 30, 2000 (unaudited). The revenue depicted in such financial statements accurately represents the business conducted by the Company for the respective periods to which they relate.

                  2.4 Operating Information. The Company has provided to Simon certain operating information, rates charged customers, miles per tractor, empty miles, and other information. All of such information is accurate in all material respects and fairly depicts the operations represented by such information.

                  2.5 No Changes. Since December 31, 1999, and except for (a) disclosures on the Disclosure Schedule, (b) the loss of major customers, (c) events occurring in the ordinary course of business of the Company, and (d) events adversely affecting the trucking industry in general, the Company has not experienced any materially adverse event, including, but not limited to, (i) materially adverse events which could cause liability to Simon, (ii) materially adverse events which could result in loss of revenue to Simon, (iii) a notification of efforts to organize employees in a collective bargaining unit, or (iv) loss of employee and independent contractor drivers such that the total number of drivers of the Company is less than 300.

                  2.6 Litigation. Except as provided on the Disclosure Schedule, there is no material action, suit, proceeding, demand, claim, assessment, judgment, litigation, lien, claim, or governmental investigation against the Company or Shareholder, or otherwise outstanding, pending, or, to their knowledge, threatened which (i)
         questions or might question the validity or legality of the transactions contemplated hereby, (ii) seeks or might seek to enjoin any transaction contemplated hereby, (iii) seeks or might seek damages on account of the consummation of any transaction contemplated hereby,
         (iv) seeks or might seek to impair or place a lien on the Transferred Assets, Subleased Equipment, or Leased Equipment, or (v) seeks damages from the Company (other than claims for which the Company is fully insured). Neither the Company nor Shareholder is the subject of any claim involving any employment or tax matter, nor is the Company or Shareholder aware of any factual basis of such a claim.

                  2.7 No Default. Except as provided on the Disclosure Schedule or as to the condition of the Transferred Assets, Leased Equipment, and Subleased Equipment under Sections 1.3, 1.4, and 1.5, the Company is not in material default under any contract, agreement, license, franchise, lease, permit, or other document which might affect Simon's rights thereunder if assigned to Simon, the Transferred Assets, Subleased Equipment, or Leased Equipment, or any performance hereunder.

                  2.8 No Restriction. Except as provided on the Disclosure Schedule, neither the Company nor Shareholder is a party to, or subject to or bound by, any judgment, injunction, or decree of any court or governmental authority that restricts or prohibits the performance by the Company and Shareholder of the terms and conditions of this Agreement.

                  2.9 Taxes. There are no tax liens attached to the Transferred Assets, Leased Equipment, or Subleased Equipment. The Company has complied in all material respects with all applicable laws, rules, and regulations relating to the payment and withholding of taxes and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                  2.10 Compliance With Laws. All of the Company's rolling stock is properly licensed and registered with all applicable authorities in accordance with normal industry practices, such licenses and registrations are current, all current license plates and stickers are properly affixed to such equipment, and all fees have been paid.

                  2.11 Compliance Reviews. The Company currently has a "satisfactory" safety and fitness rating from the Federal Highway Administration ("FHWA") as a result of its most recent compliance review. The Company did not receive an unsatisfactory or conditional rating for any of the factors that are considered by FHWA in determining a carrier's safety fitness rating. The Company is in compliance in all material respects with all Federal Motor Carrier Safety Regulations and Hazardous Materials Regulations. The Company prior to Closing will have provided Simon with access to all of its driver files and all information relating to its compliance review and related action by the FHWA.

                  2.12     Intentionally omitted.

                  2.13     Drivers; Employees.
                           ------------------

                           2.13.1 The  Company is not a party to any  collective
                  bargaining agreement relating to its employees, nor does any such agreement determine the terms and conditions of employment of any such employee. In the past five years there has not been any organized labor unrest or union organizing activity involving the Company.

                           2.13.2 Except as set forth on the Disclosure Schedule, the Company is not a party to an employment contract with any employee, and there are no agreements, plans, or policies that would give rise to any severance, termination, change-in-control, accrued vacation, or other similar payment to employees or independent contractors of the Company as a result of the consummation of this Agreement (the Company will pay any such claims if it determines it is so obligated).

                           2.13.3 The Disclosure Schedule identifies each of the
                  Company's employee benefit plans, including all retirement, profit sharing, defined contribution, and defined benefit plans, as well as any severance, vacation pay, health and welfare, employment, or other agreements (oral or written) relating to employees of the Company (collectively, "Plans"). Except as set forth on the Disclosure Schedule, no Plan is a multi-employer or a defined benefit plan, and neither the Company nor any predecessor or Affiliate (which for all purposes in this Agreement means any person or entity controlling, controlled by, or under common control with another person or entity) of the Company or a predecessor has ever been a party to or sponsored a multi-employer or defined benefit plan. Except as set forth on the Disclosure Schedule, the Company is not a member of a group of businesses under common control or businesses constituting a single employer (a "Group"), except a Group in which no member has been a party to a defined benefit plan, nor, except as set forth on the Disclosure Schedule, does the Company have any current or
                  projected   liability  with  respect  to   post-employment  or
                  post-retirement pension benefits for former or retired employees of the Company, affiliated entities, or a member of a Group.

                           2.13.4 The Company  maintains  files on all  employee
                  drivers and independent contractors, and each employee driver, independent contractor, and file meets all DOT requirements.

                           2.13.5 Independent contractor contracts, to the extent assignable, may be assumed by Simon, in its sole discretion. The Company makes no representation or warranty regarding the assignability of such contracts, the enforceability of any assignment of such contracts, or the willingness of such independent contractors to perform on behalf of Simon. Simon acknowledges that such independent contractors may or may not honor their contracts and the Company shall not be responsible or liable in any way for any failure of such contract or assignment, or the failure by an independent contractor to perform thereunder, but the Company will use reasonable best efforts to help Simon retain such independent contractors.

                  2.14 Environment, Health, and Safety. With regard to its leased or owned premises which Simon will assume or lease, the Company has complied with all laws concerning pollution or protection of the environment, all laws concerning public health and safety, and all laws concerning employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances (collectively, "Environmental Laws"), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, nor is the Company or Shareholder aware of any factual basis therefor. The Company has obtained and been in compliance with all of the terms and conditions of all material permits, licenses, franchises, and other approvals ("Permits") required under all Environmental Laws.

         3.       Representations of McMorris.   Except  as  set  forth  on  the
Disclosure Schedule, McMorris, to his knowledge, represents and warrants the following:

                  3.1 Taxes. There are no tax liens attached to the Transferred Assets, Leased Equipment, or Subleased Equipment. The Company has complied in all material respects with all applicable laws, rules, and regulations relating to the payment and withholding of taxes and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                  3.2 Employee Benefits. The Disclosure Schedule identifies each of the Company's Plans. Except as set forth on the Disclosure Schedule, no Plan is a multi-employer or a defined benefit plan, and neither the Company nor any predecessor or Affiliate of the Company has ever been a party to or sponsored a multi-employer or defined benefit plan. Except as set forth on the Disclosure Schedule, the Company is not a member of a Group, except a Group in which no member has been a party to a defined benefit plan, nor, except as set forth on the Disclosure Schedule, does the Company have any current or projected liability with respect to post-employment or post-retirement pension benefits for former or retired employees of the Company, affiliated entities, or a member of a Group.

                  3.3 Environment, Health, and Safety. With regard to its leased or owned premises which Simon will assume or lease, the Company has complied with all Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply nor does McMorris have knowledge of any factual basis therefor. The Company has obtained and been in compliance with all of the terms and conditions of all Permits required under all Environmental Laws.

                  3.4 Authorizations. At and as of the Closing, all governmental and other actions required of McMorris will have been duly taken to approve and authorize the execution and delivery of this Agreement by McMorris and the performance and consummation by McMorris of the transactions contemplated herein, and the execution and delivery of all documents required of McMorris hereunder and incidental hereto. Except as listed on the Disclosure Schedule, the execution, delivery, and performance by McMorris of this Agreement will not result in violation of, or a default under, any agreement, or other obligation to which McMorris is a party or by which McMorris may be bound. Except as provided on the Disclosure Schedule, McMorris is not a party to, or subject to or bound by, any judgment, injunction, or decree of any court or governmental authority that restricts or prohibits the performance by McMorris of the terms and conditions of this Agreement.

                  4.       Representations  of  Simon.   Simon  represents   and
warrants the following:


                  4.1 Corporate Approvals. Simon is a duly formed, validly existing Utah corporation, with full power and authority to enter into this Agreement by and through the officer executing his name hereto, and any corporate approvals required will have been obtained at or prior to the Closing.

                  4.2 Authorizations. At and as of the Closing, all corporate, governmental, and other actions (other than those to be taken by the Company) will have been duly taken to approve and authorize the execution and delivery of this Agreement, the transfer of the Transferred Assets at the Closing, the assignment of the Assigned Equipment Leases and the Assigned Real Estate Leases, the sublease of the Subleased Equipment, the performance and consummation by Simon of the transactions contemplated herein, and the execution and delivery of all documents required hereunder and incidental hereto. The execution, delivery, and performance of this Agreement by Simon will not result in violation of, or a default under, any agreement, charter document, or other obligation to which it is a party or by which it may be bound.

         This Agreement constitutes the valid and binding obligation of Simon and is enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such approval of regulatory agencies and other governmental authorities having authority over Simon as may be required by statute or regulation.

                  4.3 Litigation. There is no material action, suit, proceeding, demand, claim, assessment, judgment, litigation, lien, claim, or governmental investigation against Simon or otherwise outstanding, pending, or, to the knowledge of Simon, threatened which (i) questions or might question the validity or legality of the transaction contemplated hereby, (ii) seeks or might seek to enjoin any transactions contemplated hereby, or (iii) seeks or might seek damages on account of the consummation of any transaction contemplated hereby.

                  4.4 No Restriction. Simon is not a party to, or subject to or bound by, any judgment, injunction, or decree of any court or governmental authority that restricts or prohibits the performance by Simon of the terms and conditions of this Agreement.

                  4.5 Ability to Perform Agreement. At the Closing, Simon will possess the unrestricted ability to consummate the transactions contemplated hereby.

                  5.       Assumption  of  Leases  and  Liabilities; Sublease of
         Equipment.

                  5.1 Assigned Equipment Leases. At the Closing, Simon shall enter a new lease if possible or assume the leases for 249 Freightliner tractors (the "Leased Equipment") with Mercedes-Benz Credit Corporation pursuant to the Equipment Assignment and Assumption Agreement attached as Exhibit E (the "Assigned Equipment Leases") or such other agreement, as is acceptable to Simon, the Company, and Mercedes-Benz Credit Corporation; provided, whether by a new lease, an assumed lease, or other agreement, Simon at or prior to Closing shall receive notification from Mercedes-Benz Credit Corporation that it will not hold Simon responsible for defaults, penalties, amounts, or late fees arising on or prior to Closing under the underlying leases.

                  5.2 Commerce City Leases. At the Closing, Simon shall assume the Commerce City real estate leases (the "Commerce City Leases"), subject to leases providing for continued subtenants on substantially the same terms until December 2001, such that the net rental to be paid by Simon (including the amount for leasehold improvements) is approximately $15,000, pursuant to the Commerce City Real Estate Assignment and Assumption Agreement attached as Exhibit G or such other agreement as is acceptable to Simon, the Company, and the landlord.

                  5.3 Albuquerque Lease. At the Closing, Simon shall assume the Albuquerque real estate lease (the "Albuquerque Lease") until June 30, 2001, pursuant to the Albuquerque Real Estate Assignment and Assumption Agreement attached as Exhibit H or such other agreement as is acceptable to Simon, the Company, and the landlord. The monthly rental on the Albuquerque Lease currently is approximately $2,400 a month (which may be altered based upon tax requirements).

                  5.4 Charlotte Lease. At the Closing, Simon shall assume the Charlotte real estate lease (the "Charlotte Lease"), on substantially the same month to month terms pursuant to the Charlotte Real Estate Assignment and Assumption Agreement attached as Exhibit I or such other agreement as is acceptable to Simon, the Company and the landlord until Simon determines it no longer needs the facility. The Commerce City Lease, Charlotte Lease, and the Albuquerque Lease shall hereafter be referred to as the "Assigned Real Estate Leases."

                  5.5 Release of the Company From Lease Obligations. The assignment of equipment and real estate under the Assigned Equipment Leases and Assigned Real Estate Leases shall result in the complete and full release of the Company, McMorris, and Shareholder from any and all liability arising from Simon's performance or nonperformance of Simon's obligations as assumed thereunder, and Simon shall indemnify, defend, and hold the Company, McMorris, and Shareholder harmless from any liability thereon arising at or after Closing as provided in Section
         10.4 hereof.

                  5.6 Liabilities Not Assumed. Except as provided in Sections 5.1, 5.2, 5.3, 5.4, and 5.5, Simon is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of the Company, Shareholder, or McMorris of any kind or nature whatsoever. Without limiting the generality of the foregoing, it is hereby agreed that Simon is not assuming, and shall not be deemed to have assumed, any liability and shall not have any obligation for or with respect to any liability or obligation of or relating to the Company, Shareholder, or McMorris (i) for any prepayment penalty, late fee, interest, or other amount arising before or as of the date of Closing on the Transferred Assets; (ii) any payment, penalty, late fee, interest, or other amount arising before or as of the date of Closing on the Assigned Equipment Leases, Assigned Real Estate Leases, or Subleased Equipment; (iii) for wages, bonuses, accrued vacation or sick leave, or other payments due for any reason to the Company's employees for periods during which they were employees of the Company; (iv) for any sales, use, excise, income, franchise, or other taxes, or any legal, accounting, brokerage, finders fees, or other expenses of whatsoever kind or nature incurred by the Company, McMorris, or the Shareholder, except for sales or use tax or taxes arising from the sale of assets as set forth in Section 1.6 hereof; (v) arising out of any action, suit, claim, or proceeding based upon, any event occurring prior to the Closing; or (vi) claims for withdrawal liability, unpaid contributions, unpaid wages and benefits, or post-employment or post-retirement benefits. Other than the limited assumption of the Assigned Equipment Leases and the Assigned Real Estate Leases, and the sublease of the Subleased Equipment, the Company and Shareholder shall indemnify, defend, and hold harmless Simon against all such liabilities of the Company, McMorris, and Shareholder as provided in Section 10.2. McMorris shall indemnify, defend, and hold harmless Simon only as provided in Section 10.3. All employees of the Company who may be employed by Simon on or after the Closing shall be new employees of Simon and any prior employment by the Company of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Simon may make available to its employees, except as otherwise required by law, as determined by Simon.

                  5.7 Deposits. At Closing, Simon shall pay to the Company the amount representing all deposits made by the Company under leases which are assigned and assumed by Simon, to the extent not previously offset by the applicable lessor or landlord.

                  5.8 No Other Assets Sold. Except for the assets expressly listed on Exhibit A and otherwise provided for in this Agreement, Simon shall not be entitled to receive as part of its purchase any other asset, right, or claim of the Company, all of such assets, rights, and claims shall be retained by the Company, including without limitation, the Company's accounts receivable.

             5.9 Sublease of Trailers. At the Closing, Simon hereby subleases from the Company all of the refrigerated trailers leased by the Company, as such trailers are listed on attached Exhibit F (the "Subleased Equipment"). Simon's obligations under the sublease shall extend for the balance of the underlying lease term, and upon the same terms, conditions, and rental as the underlying lease, excluding late fees, penalties, and other amounts (where the factual basis underlying such amount occurred pre-Closing), provided the sublease, with respect to particular trailers under lease from a lessor, only shall take effect in the event Simon is delivered a standard lessor estoppel or consent letter prior to Closing (i) stating that no defaults, penalties, amounts, or late fees exist, consenting to the sublease, and agreeing not to hold Simon responsible under the underlying lease, or (ii) consenting to the sublease, and agreeing not to hold Simon responsible under the underlying lease. The Company, as sublessor, except as provided below, shall be entitled to all rights and protections afforded under the underlying leases to the Lessor thereunder. Any amounts identified in the estoppel or consent letters shall reduce the Purchase Price or be eligible for set-off under Section 10.9. Simon shall have no obligation to satisfy any turn-in requirements specified in the underlying lease. The condition requirements regarding the Subleased Equipment upon return of such Subleased Equipment is as provided in Section 1.4. The Company shall tender at Closing, and Simon shall return prior to expiration of the lease, the trailers in the condition set forth in Section 1.4, as adjusted thereunder. Simon, at its option, shall tender all lease payments directly to the Lessors. Simon will promptly provide copies of all notices, if any, regarding the Subleased Equipment to the Company. The Company shall be named as an additional insured on all of Simon's insurance coverage regarding such trailers.

         6.       Noncompetition Agreement.
                  ------------------------

                  6.1 Noncompetition. The parties have negotiated the noncompetition provisions of this Agreement as an integral part of the transaction. The Company, McMorris, and Shareholder acknowledge that
         Simon is willing to pay the Purchase Price and the Recruitment Assistance Fee Payment and proceed with the transaction because of the Company's customer relationships, and other prospects, and that such prospects would be severely and irreparably harmed by competition from the Company, Shareholder, or McMorris. The Company, Shareholder, and McMorris further acknowledge that Simon would not have entered into this Agreement without the noncompetition provisions contained herein. The Company, Shareholder, and McMorris willingly agree to the noncompetition provisions hereof and agree that the noncompetition provisions are reasonable and are necessary to induce Simon to enter into this Agreement.

                  6.2 Scope. In consideration of the Closing of this Agreement, the Company, Shareholder, and McMorris hereby agree that they shall not, for a period of five (5) years after the Closing, directly or indirectly: (i) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend their name or any similar name to, lend their credit to or render services or advice to, any Competitive Business (as defined in this Section) that engages in business in the United States, except investments in publicly traded companies that may constitute a Competitive Business (whether directly or indirectly) provided each such investment does not exceed 5% of the outstanding stock of any such company; (ii) whether for their own account or for the account of any other person, after the Closing solicit Competitive Business from any person that is or was a customer of either the Company or Simon; (iii) whether for their own account or the account of any other person, after the Closing solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee or independent contractor of the Company or Simon or in any manner induce or attempt to induce any employee or independent contractor of the Company or Simon to terminate his or her employment or engagement with Simon, or at any time interfere with Simon's relationship with any person, including any person who was an employee, contractor, supplier, or customer of the Company or Simon; or
         (iv) after Closing, disparage Simon or any of its stockholders, directors, officers, employees, or agents. For the purposes of this
         Section 6, Competitive Business shall include both dry van and refrigerated (including temperature-controlled) operations, as well as those brokerage, intermodal, logistics, and freight consolidation activities involving refrigerated (including temperature-controlled) and dry van truckload or less-than-truckload transportation. Notwithstanding the provisions hereof, McMorris shall be permitted to
         (y) own and operate SLT Express, Inc. in the limited respect of its continued operation on substantially the same basis as existed at Closing (provided such operation does not involve at any time more than 100 tractors, does not transport refrigerated or temperature-controlled freight, or otherwise contravene Section (iii)) and (z) retain in the Company's employ clerical personnel. Such limited operations and activities shall not be deemed a violation of these noncompetition provisions. Provided further, that McMorris shall be permitted to sell, exchange or otherwise dispose of SLT Express Inc. (hereafter "Sale") to any person or entity (other than a person or entity primarily engaged in refrigerated, including temperature-controlled, activities) and any stock, notes or other financial instrument received in such Sale shall not be deemed a violation of these noncompetition provisions and such person or entity acquiring SLT Express Inc. shall not be bound by the provisions of this Section 6.

                  6.3 Nature. The obligations of the Company, Shareholder, and McMorris under this Section 6 are referred to herein as the
         "Noncompetition Obligations." The obligations of the Company, Shareholder, and McMorris shall be joint and several as to any violation of the Noncompetition Obligations by another.

                  6.4 Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Noncompetition Obligations upon the courts of any jurisdiction within the United States. If the courts of any one or more jurisdictions hold the Noncompetition Obligations unenforceable by reason of the breadth of their scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Simon's right to the relief provided for in this Section 6 in the courts of any other jurisdiction within the

         United States, as to breaches of the Noncompetition Obligations in such other respective jurisdictions, the Noncompetition Obligations as they relate to each jurisdiction being, for this purpose, severable into diverse and independent obligations.

                  6.5 Severability. Although subject to the terms of this Agreement (and in particular Section 12.8 hereof), the covenants set forth in this Section 6 shall be deemed and construed as a separate agreement independent of any other provisions of this Agreement or any other agreement between Simon, the Company and Shareholder. The existence of any claim or cause of action by the Company, McMorris, or Shareholder, or whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Simon of the covenants of this Section 6.

                  6.6 Damages. The Company, Shareholder, and McMorris each individually acknowledge that the injury that would be suffered by Simon as a result of a breach of the provisions of this Section 6 would be irreparable and that even the award of monetary damages for such breach would be an inadequate remedy. Consequently, Simon shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Simon shall not be obligated to post bond or other security in seeking such relief. Simon shall provide any party it suspects of infringing the provisions of this Section 6 with written notice specifying the facts of such alleged infringement. The party to which notice is delivered shall have ten (10) days to respond in writing to the allegations before Simon seeks damages, injunctive relief, or set-off under Section 10.9.

         7. Conditions. The obligations of Simon hereunder are subject to the following conditions (all or any of which may be waived in whole or in part by Simon) having been fulfilled in all material respects on or before the date of the Closing:

                  7.1 Representations and Warranties True; Compliance with Covenants. The representations and warranties of the Company, McMorris, and Shareholder shall be true and correct in all material respects at and as of the date of the Closing with the same force and effect as though such representations and warranties had been made at and as of the date of the Closing and the Company, McMorris, and Shareholder shall in all material respects have complied with and performed all covenants, obligations, and conditions required by this Agreement to be complied with or performed by each prior to the Closing, and Simon shall have received from each of the President of the Company and Shareholder and from McMorris a certificate to that effect in the form of Exhibit J-1 and J-2 attached hereto, dated the date of the Closing.

                  7.2 No Damage or Destruction. The Transferred Assets, Subleased Equipment, and Leased Equipment, as adjusted under Section 1.3, 1.4, and 1.5, shall not have suffered any destruction or damage by fire, accident, or other casualty or Act of God, whether or not covered by insurance, which affects such Transferred Assets, Subleased Equipment, and Leased Equipment in a material and adverse way.

                  7.3 Due Diligence. Simon shall have reasonably and in good faith completed its due diligence investigation of the Company's assets, liabilities, operations, employees, customers, and business and shall be satisfied with the results of such investigation in its sole discretion.

                  7.4 Payoff Letters; Obligations on Transferred Assets. Prior to Closing, the Company shall present to Simon payoff letters, with all prepayment penalties, late fees, administrative fees, and other amounts due included, in substantially the form attached as Exhibit K attached hereto (the "Payoff Letters"). The Payoff Letters shall be executed by the lenders and lessors providing financing on each of the Transferred Assets.

                  7.5 Bulk Sales. Because the Company is not transferring most of its assets, the parties do not believe bulk sales laws will be applicable to the transaction. However, Simon agrees it will have complied with the laws applicable to bulk sales if such laws remain in effect in Colorado and New Mexico and are applicable to the transaction.

                  7.6 Assignment of Leases. The lessors on the Subleased Equipment, Assigned Equipment Leases, and the Assigned Real Estate Leases shall have consented to the assignment or sublease to Simon on the terms set forth in Section 5.1 and 5.9. The obligations of the Company, Shareholder, and McMorris to close are also conditioned on the receipt (which receipt may be waived in whole or in part) of the lessors' consent to the assignment or sublease to Simon of the Subleased Equipment, Assigned Equipment Leases, and the Assigned Real Estate Leases where such consents (taken as a whole) impact the transactions contemplated hereunder in a material respect.

                  7.7 Opinion of Jones & Keller. Simon shall receive at Closing the unqualified opinion of Jones & Keller, subject to standard exceptions, as to the formation and corporate existence of the Company, the taking of all necessary corporate actions, and the binding effect, as to the Company, Shareholder, and McMorris.

         8.       The Closing.
                  -----------

                           8.1 Time. The transactions contemplated by this Agreement shall be consummated at a Closing to be held at the offices of Jones & Keller in Denver, Colorado at 8:00 a.m. on the first business day immediately following satisfaction of all conditions contained herein, or such other time or place as the parties may agree (the "Closing"). The parties will use their reasonable best efforts to consummate the transactions contemplated hereunder on or before January 8, 2001.

                  8.2      Deliveries.  At the Closing,  the  Company,  or
           McMorris  with  respect to 8.2.3,  shall deliver  or  caused  to   be
           delivered to Simon the following:

                           8.2.1 Possession and the right of operation of all of
                  the Transferred Assets, Subleased Equipment, and Leased Equipment, where such assets are located at that time, except as provided in Section 9.1, all as adjusted under Section 1.3, 1.4, and 1.5.

                           8.2.2 Original titles to all tractors and trailers included in the Transferred Assets, duly endorsed for transfer and without any Lien noted thereon (or Payoff Letters covering any Transferred Assets for which Simon shall remit a portion of the Purchase Price to a lienholder under Section 1.1).

                           8.2.3  A  duly   executed   Bill  of  Sale   for  the
                  Transferred Assets in substantially the form attached as Exhibit L and a duly executed Lease.

                           8.2.4    The   closing   certificates   set  forth in
                  Exhibit J-1 and J-2.

                           8.2.5    The   fully    executed    Assignment    and
                  Assumption   Agreements   relating  to  the Assigned Equipment
                  Leases and the Assigned Real Estate Leases.

                           8.2.6    Lessor   estoppel   or   consent  letters as
                  provided in Section 5.9.

                  8.3 At the Closing, Simon shall deliver to the Company the Cash Purchase Price and payment for the goodwill of the Company's business as set forth in Section 1.2.1.

                  9.       Conduct of Business Pre and Post-Closing.
                           ----------------------------------------

                  9.1 Completion of Loads. The Company shall be responsible for billing, collection, and for other costs, expenses, liabilities, and claims in connection with all shipments dispatched prior to the Closing (and until such shipment has been delivered and the driver is available for dispatch in the case of shipments being completed after the Closing), and all revenue from such shipments shall be for the Company's account. Any amounts relating to such pre-Closing shipments collected by Simon shall be turned over to the Company immediately as received. Simon shall be responsible for dispatching, and shall receive all revenue from, all loads dispatched after the Closing.

                  9.2 No Change in Practices. The Company shall operate in the ordinary course of business until the Closing. In addition, the Company shall not change its procedures and practices with regard to billing of freight unless specifically approved in advance by Simon.

                  9.3 Use of Name. The Company consents to the use of its name for such time as is reasonably required by Simon to remove the Company's name from the Transferred Assets, Subleased Equipment, and
         Leased Equipment. Simon shall use its best efforts to remove the Company's name, or any derivative thereof, from the tractors and trailers included in the Transferred Assets, Subleased Equipment, and Leased Equipment as soon as practicable, and will not otherwise hold itself out as operating as Westway during such time. Subject to the foregoing, Simon agrees to indemnify, defend, and hold harmless the Company, McMorris, and Shareholder against all claims, causes, actions and liabilities arising out of Simon's use of the Company's name as provided in Section 10.4 hereof.

                  9.4 Disclosure. The Company, McMorris, and Shareholder consent to the disclosure of material terms of this transaction as are required by Federal or State securities laws. The parties consent to the disclosure of the material terms of this transaction as required to obtain third-party consents necessary to consummate the transactions contemplated hereunder. Simon shall submit any press release to the Company and McMorris for review and shall make such changes as may be reasonably requested; provided, Simon shall not be required to make changes contrary to the reasonable advice of its counsel.

                  9.5 Standstill. The Company, McMorris, and Shareholder agree not to solicit or respond to competing bids or to conduct negotiations with any other party following the execution of this Agreement.

                  9.6 Name Change. Within thirty (30) days after Closing, the Company shall change its corporate name to a name that does not include the words "Westway," "trucking," "transport," "transportation," "motor," "freight," "cargo," "express," or any similar word connoting the trucking business.

                  9.7 Licenses; Operating Authority. The Company agrees to cooperate with Simon to achieve an acceptable licensing arrangement for the duration of the licenses and permits that were purchased for the tractors and trailers included in the Transferred Assets, Subleased Equipment, and Leased Equipment. If Simon cannot re-license the tractors and trailers at a cost acceptable to Simon, then, at Simon's request, Simon and the Company shall enter into a leasing or trust arrangement structured by Simon in accordance with all requirements of law and applicable regulations that is intended to preserve the use of such licenses and permits. Simon shall indemnify, defend and hold the Company, McMorris, and Shareholder harmless from any claims, causes, actions, or liability arising out of such leasing or trust arrangements, the use of the Company's operating authority, or Simon's failure to re-license the tractors and trailers, as provided in Section
         10.4 hereof.

                  9.8 Inventory Count and Miscellaneous Equipment Verification. Prior to the Closing, Simon and the Company shall conduct an inspection and physical count, if necessary, of the assets described on Exhibit A, other than bulk fuel in storage and Qualcomm units, to see if such assets are usable to Simon and agree on a price for such assets. Prior to Closing, Simon and the Company shall conduct an inspection and physical count (or view serial numbers) of the Qualcomm units described on Exhibit A to verify such units have the SensorTrac feature and all necessary wiring, harnesses, and other accessories. In the event the Qualcomm units cannot be verified until after the Closing, any discrepancies from the required condition will be eligible for set-off under Section 10.9. Assets that are transferred hereunder shall be considered Transferred Assets. At Closing, Simon and the Company shall inspect bulk fuel in storage and agree on a price, based upon its cost to the Company.

                  9.9 Driver Employment and Engagement. Simon covenants that the compensation and benefits package offered to employee and independent contractor drivers of the Company that meet Simon's qualification standards shall be no less than the Company's compensation and benefits package, considering the package as a whole. Simon shall use its reasonable best efforts to hire all fleet or driver managers of the Company.

                  9.10 Company Files. Simon may request exclusive rights to, and the Company shall provide, the Company's customer files, driver and other employee files, maintenance records, warranties, telephone and fax numbers, and website at no additional consideration.

         10. Survival of Representations, Warranties, and Covenants; Indemnification.

                  10.1 Survival of Representations,  Warranties,  and Covenants.
         All representations, warranties, covenants, and agreements made by the Company, McMorris, Shareholder, and Simon, respectively, in this Agreement or pursuant hereto, shall survive, and provide a basis for indemnification, following the Closing. Notwithstanding (a) any right of the parties (whether or not exercised) to investigate the representations, warranties, covenants, and agreements of any other party contained in this Agreement, or (b) the knowledge of the party seeking indemnification acquired or capable of being acquired, including as a result of disclosures made on the Disclosure Schedule, at any time, in each case whether before or after execution and delivery of this Agreement, a party claiming indemnification shall have the right to rely fully on the representations, warranties, covenants, and agreements of the other parties contained in this Agreement to the extent set forth in Section 10.

                  10.2 Indemnification by the Company and Shareholder. The Company and Shareholder, jointly and severally, shall indemnify, defend, and hold harmless Simon, its successors, assigns, officers, directors, employees, agents, and Affiliates from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, fines, costs, and expenses (including, without limitation, interest, penalties, and reasonable fees and costs of attorneys and other experts) arising out of or otherwise in respect of any claim, action, suit, proceeding or investigation, whether civil, administrative, investigative, or otherwise with regard to: (i) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of the Company or Shareholder contained in this agreement or any contract executed in connection herewith; (ii) any liability of the Company or Shareholder whatsoever, including any third-party claims, arising from the act or omission of the Company or Shareholder, either prior to or after the Closing; (iii) any obligations relating to tractors included in the Assigned Equipment Leases or trailers included in the Subleased Equipment that are retained by the Company; (iv) without in any way limiting the scope of
         Section 2.14, any liability of the Company or any predecessor or Affiliate for (a) the handling or disposal of any substance, (b) arranging for the disposal of any substance, (c) exposing any employee or other individual to any substance or condition, or (d) owning or operating any property or facility, in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any other reason, under any Environmental Law; and (v) any cargo damage, overcharge, or other claims made or threatened against Simon by customers of the Company for shipments dispatched prior to Closing.

                  10.3 Indemnification by McMorris. McMorris shall indemnify, defend, and hold harmless Simon, its successors, assigns, officers, directors, employees, agents, and Affiliates from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, fines, costs, and expenses (including, without limitation, interest, penalties, and reasonable fees and costs of attorneys and other experts) arising out of or otherwise in respect of any claim, action, suit, proceeding, or investigation, whether civil, administrative, investigative, or otherwise with regard to: (i) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of McMorris contained in this
         Agreement; and (ii) without in any way limiting the scope of Section 3.3, any liability of the Company or any predecessor or Affiliate that McMorris had knowledge of and which was not disclosed on the Disclosure Schedule for (a) the handling or disposal of any substance, (b) arranging for the disposal of any substance, (c) exposing any employee or other individual to any substance or condition, or (d) owning or operating any property or facility, in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any other reason under any Environmental Law.

                  10.4 Indemnification by Simon. Simon shall indemnify, defend, and hold harmless the Company, McMorris, and Shareholder, their heirs, successors, assigns, officers, directors, employees, agents, and Affiliates from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, fines, costs, and expenses (including, without limitation, interest, penalties, and reasonable fees, and costs of attorneys and other experts) arising out of or otherwise in respect of any claim, action, suit, proceeding, or investigation, whether civil, administrative, investigative, or otherwise with regard to: (i) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of Simon contained in this Agreement or any contract executed in connection herewith; (ii) any third-party claims relating to the ownership or operation of the Transferred Assets, Subleased Equipment, or Leased Equipment by Simon, the factual basis of which transaction or claim (other than the lease agreements themselves) arose subsequent to the Closing; (iii) any and all lease obligations arising or relating to the Assigned Equipment Leases (other than as set forth in Section 10.2(iii)), Subleased Equipment (other than as set forth in Section 10.2(iii)), or the Assigned Real Estate Leases, the factual basis of which transaction or claim arose subsequent to the Closing; (iv) any sales or use taxes arising from the purchases under this Agreement; (v) leasing or trust arrangements under Section 9.7; (vi) Simon's failure to re-license the tractors and trailers included in the Transferred Assets; and (vii) death, injury, or claim to or by any person or property arising from or occurring in connection with the operation, maintenance, ownership, or use of the Transferred Assets, Subleased Equipment, or Leased Equipment by Simon, including where such death, injury, or claim is based upon expressed or implied warranties, and notwithstanding the provisions of Sections 1.3, 1.4, and 1.5, or Simon's use of the Company's name or operating authority, or by Simon's assigns.

                  10.5 Any Indemnified Party wishing to claim indemnification upon learning of any action, claim, suit, proceeding, or investigation described above shall promptly notice the Indemnifying Party or Parties thereof; provided that the failure to so notify shall not affect the obligations of the Indemnifying Party or Parties unless and to the extent that the defense of such claim, proceeding, or lawsuit is actually prejudiced as a result of such failure. If the Indemnified Party, in its sole discretion, consents, upon such terms and conditions as the Indemnified Party may impose, the Indemnifying Party may elect to assume the defense of such claim, proceeding or lawsuit at the expense of the Indemnifying Party.

                  10.6 In the event the Indemnifying Party assumes the defense of any such claim, proceeding or lawsuit, (i) it will be conclusively established for purposes of this Agreement that such claim, proceeding, or lawsuit is within the scope of and subject to indemnification hereunder; and (ii) no compromise or settlement which may or could in any respect adversely affect the Indemnified Party may be effected without the Indemnified Party's consent, and the Indemnified Party shall have no liability for any compromise or settlement effected without such consent.

                  10.7 Subject to Section 6.4, the parties hereby consent to the non-exclusive jurisdiction of any Colorado or Utah court in which a claim is brought against the Indemnifying Party for which indemnification under this Section 10 may be available.

                  10.8 If an Indemnifying Party or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provisions shall be made so that the successors and assigns of the Indemnifying Party shall assume the obligations set forth in this Agreement.

                  10.9 Set-Off. In addition to all other remedies available to Simon under this Agreement or by law, Simon, following written notice and a ten (10) day opportunity to cure to Simon's satisfaction, shall be entitled to withhold and set-off payments of the Recruitment Assistance Fee Payment against amounts for which it is entitled to indemnification, based upon its reasonable good faith estimate. If any notice or opportunity to cure is outstanding, Simon shall be entitled to withhold any remittance of the Recruitment Assistance Fee Payment that comes due. If such amounts are later determined to be less than the amount withheld and set-off, Simon shall promptly pay the Company the difference between the amount originally withheld and set-off and the actual amount.

         11. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by recognized overnight courier service on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed as follows:


To Simon:           Jon Isaacson                              With copy to:      Heidi Hornung-Scherr
                    Simon Transportation Services Inc.                           Scudder Law Firm, P.C., L.L.O.
                    5175 West 2100 South                                         411 S. 13th Street, Suite 200
                    West Valley City, UT 84120-1252                              Lincoln, NE  68508
                    Telephone: 801-924-7000                                      Telephone:  402-435-3223
                    Fax: 801-924-7327                                            Fax: 402-435-4239

To Company:         Westway Express, Inc.                     With copy to:      Harold "Hal" R. Roth
                    c/o Jerry D. McMorris                                        2001 Blake Street
                    2001 Blake Street                                            Denver, CO  80205-2000
                    Denver, CO  80205-2000

To Shareholder:     WesternWay Holdings Co.                   With copy to:      Harold "Hal" R. Roth
                    2001 Blake Street                                            Denver, CO 80205-2000
                    Denver, CO  80205-2000

To                  Jerry D. McMorris                         With copy to:      Harold "Hal" R. Roth


         12.      Miscellaneous Provisions.
                  ------------------------

                  12.1 Entire Agreement. This Agreement, the attached Exhibits, and the Closing deliveries identified herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein. All Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

                  12.2 Expenses. Except as otherwise herein expressly provided, each party shall bear its own expenses (including without limitation fees of their respective attorneys and consultants and experts) incurred by such party in connection with this Agreement or the consummation of the transactions contemplated herein.

                  12.3 Further Assurances. Following the Closing, upon reasonable request by Simon, the Shareholder, McMorris, or the Company, the party to which a request was made shall execute, or cause to be executed, and shall deliver to the requesting party such other and further documents of assignment, transfer, and conveyance as may be necessary or advisable, in the reasonable opinion of Simon's counsel or the Company's counsel, to effectively assign, transfer, and convey to Simon all of the Transferred Assets being sold, leases being assumed, subleases being entered into, or other benefits to be derived hereunder.

                  12.4 Amendments. This Agreement shall not be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by a written instrument duly executed by the party to be charged therewith.

                  12.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, Simon Transportation Services Inc., a Nevada corporation ("Parent") and their respective heirs, successors, legal representatives, and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other party; provided, either party may assign this Agreement to an affiliated or related entity or party, so long as the assigning party remains liable for performance of any duties of such assigning party contained herein. If Simon or Parent shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, this Agreement shall inure to the benefit of, and the obligations hereunder shall be binding upon, such entity. Without further consent of Simon, the Company may pledge or assign any rights to the Recruitment Assistance Fee Payment, as such payment may be set-off hereunder, subject to all of Simon's rights hereunder.

                  12.6 Attorneys' Fees. In any dispute regarding the enforcement and/or breach of this Agreement, the prevailing party shall be entitled to recover all costs and fees, including attorneys' fees, incurred by such prevailing party in enforcing, and/or recovering damages for the breach of, the terms of this Agreement.

                  12.7 Governing Law. Subject to Section 6.4, in which case the enforcing court shall apply the laws of its home state, this Agreement shall be construed and enforced in accordance with the laws of the State of Utah.

                  12.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be automatically added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid, or enforceable.

                  12.9     Headings.  Paragraph    headings   herein   are   for
         convenience  only   and   shall  not  affect  the interpretation of any
         provision.

                  12.10    Counterparts.  This  Agreement  may be  executed   in
         one or more counterparts, all of which together shall constitute one instrument.

                        * * * * * * * * * * * * * * * * *

                 Signature Page to the Asset Purchase Agreement
                        Among Dick Simon Trucking, Inc.,
                             Westway Express, Inc.,
                          WesternWay Holdings Co., and
                                Jerry D. McMorris


         IN WITNESS WHEREOF, the parties have executed this Agreement of the day, month, and year first written above.


SELLER:                                              BUYER:

WESTWAY EXPRESS, INC.,                               DICK SIMON TRUCKING, INC.,
an Indiana corporation                               a Utah corporation



By:  /s/ Jerry D, McMorris                           By: /s/ Jon Isaacson

     Jerry D. McMorris, Chairman                         Jon Isaacson, President



SHAREHOLDER:

WESTERNWAY HOLDINGS CO.


By:            /s/ Jerry D. McMorris

               Jerry D. McMorris, Chairman


/s/ Jerry D. McMorris

JERRY D. McMORRIS



Individually,  as to Sections 1.7, 3, 5.5, 5.6, 6, 7.1, 7.6,  8.2.4,  9, 10, 11,
and 12

                                  EXHIBIT INDEX


------------------------------------------------------------ ---------------------------------------------------------
Exhibit                                                      Description
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
A                                                            Transferred Assets
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
B                                                            IRS Form 8594
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
C                                                            Albuquerque Lease
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
D                                                            Disclosure Schedule
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
E                                                            Equipment Assignment and Assumption Agreement
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
F                                                            Leased Equipment List
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
G                                                            Commerce  City Real  Estate  Assignment  and  Assumption
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
H                                                            Albuquerque   Real  Estate   Assignment  and  Assumption
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
I                                                            Charlotte   Real  Estate   Assignment   and   Assumption
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
J-1                                                          Closing Certificate of the Company
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
J-2                                                          Closing Certificate of the Shareholder
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
K                                                            Form of Payoff Letter
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
L                                                            Form of Bill of Sale
------------------------------------------------------------ ---------------------------------------------------------